Exhibit 10.14

February 26, 2009

Mr. Carlton H. Baab

Dear Carlton:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that TigerLogic Corporation (the “Company”) is offering to you.

1. General. Your employment termination date is Thursday, February 26, 2009 (the “Separation Date”). You acknowledge and confirm that as of the Separation Date, you have resigned as President and Chief Executive Officer of the Company and resigned as a member of the Board of Directors of the Company and that you are no longer an employee of the Company. Your resignation will be considered an “involuntary termination” for the purposes of benefits provided in section 5(a) of that certain Amended Change of Control and Severance Agreement by and between you and the Company, dated December 18, 2008 (the “Amended Severance Agreement”).

2. Accrued Salary and Paid Time Off. You acknowledge that on the Separation Date, the Company paid you all accrued salary, and all accrued and unused vacation (160 hours) earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. Severance Benefits. Subject to the conditions set forth herein, the Company will provide you with the following severance benefits (the “Severance Benefits”) provided that you sign, date, return and allow to become effective this Agreement.

(a) Severance Payments. The Company will pay you such base salary amount as is due pursuant to section 5(a) of the Amended Severance Agreement, subject to section 5(e) of the Amended Severance Agreement (the “Severance Payment”). The Severance Payment shall be made in one lump sum on the date that is six (6) months and one (1) day following the Separation Date.

(b) Cash Bonus. The Company does not intend to pay any bonus to any employee or officer of the Company within six (6) months of the date hereof, and you hereby represent to the Company that, as of the date of this Agreement, you have not made any representations with respect to any bonus payment to any of the employees or officers of the Company. In the event, however, that the Company does pay a bonus within six (6) months of the Separation Date to any of the employees set forth on Schedule 1 attached hereto, you will be entitled to a bonus in an amount equal to the percentage of your final base annual salary as of the Separation Date equivalent to the highest percentage bonus payment made (as a percentage of such employees’ respective base annual salaries) to any of such employees.

(c) Dental, Vision and Health Insurance. You are not currently a participant in the Company group health plan. To the extent provided by federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group dental and vision insurance policies, you will be eligible to continue your group dental and vision insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s dental and vision insurance, if you wish. As an additional severance benefit, if you timely elect continued group dental and vision coverage through COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your dental and vision coverage at the level in effect as of the Separation Date (including dependent coverage, if applicable), for up to twelve (12) months following the Separation Date (the “COBRA Payments”), but in no event later than the date you cease to be eligible for such coverage (e.g., you become eligible for coverage through a new employer). In addition to the foregoing, the Company will reimburse your health insurance premium payments sufficient to continue your current health insurance coverage at the level in effect as of the Separation Date (including dependant coverage, if applicable and including any rate changes, if applicable), for up to twelve (12) months following the Separation Date (“Health Insurance Payments”), but in no event later than the date you terminate such coverage (e.g., you become eligible for coverage through a new employer). You hereby agree to promptly notify the Company in writing if you become eligible for group health, dental or vision insurance coverage through a new employer during the twelve (12) month period following the Separation Date.

Section 3 of this Agreements sets forth the full extent to which you are eligible for severance benefits under this Agreement, the Amended Severance Agreement, any other agreement between you and the Company, or pursuant to any other Company plan, policy or practice.

4. Consulting Period. Subject to the termination provisions set forth in section 4(d) of this Agreement, you will serve as a consultant to the Company (the “Consulting Relationship”) from February 27, 2009, through August 27, 2009 (the “Consulting Period”), in accordance with the following terms:

(a) Consulting Duties. During the Consulting Period, you will be expected to provide engineering advice on an as-needed basis, as requested by the Company in writing or via email (the “Consulting Duties”), subject to your reasonable availability. During the Consulting Period: (i) you will not be required to appear at the Company’s offices, except as specifically requested by the Company; (ii) you will have no management responsibilities and may not delegate work or give work assignments to Company employees without the prior written approval of the Company’s Chief Executive Officer; and (iii) in no event will you be required to spend more than thirty (30) hours per month in performing your Consulting Duties. Following the termination of the Consulting Period, the Consulting Relationship may be continued on a month-to-month basis, at the Company’s sole discretion.

(b) Consulting Payments. The Company will pay you an aggregate of $124,000 during the Consulting Period (the “Consulting Fees”), which amount shall be payable in bimonthly installments. The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in performing your consulting duties, but only if those expenses were pre-approved by the Company in writing. The Company will not withhold taxes, social security or any other payroll deductions from the Consulting Fees. You will be solely responsible for all federal, state and local taxes which may be due as a result of these payments. The Company will report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law.

(c) Stock Options. During the Consulting Period, your Company stock options will continue to vest and any expiration of those stock options will be in accordance with the terms of the equity incentive plans and/or related stock option agreements pursuant to which they were issued.

(d) Termination of Consulting Relationship.

(i) Termination by You. The Consulting Relationship is terminable by you at will. Accordingly, you may terminate the Consulting Relationship at any time, with or without cause, and with or without advance notice. In the event you terminate the Consulting Relationship, you will continue to receive the Severance Benefits specified in section 3 of this Agreement (as scheduled). You will not, however, receive any further Consulting Fees from the Company, nor will your stock options continue to vest after the termination of the Consulting Relationship.

(ii) Termination by the Company. The Company may terminate the Consulting Relationship immediately upon your willful material breach of this Agreement or any other written agreement between you and the Company. In that event, you will not be entitled to any further compensation or benefits from the Company, including (without limitation) any further Severance Payment, Health Insurance Payments or continued vesting. Any expiration of those stock options will be in accordance with the terms of the equity incentive plans and/or related stock option agreements pursuant to which they were issued. For the purposes of this Agreement, and for avoidance of doubt, the term “willful” in the context of a “willful material breach” shall mean an act (or an omission) that is done knowingly and intentionally, as distinguished from an act (or an omission) done carelessly, accidentally or inadvertently, including (but not limited to) uncooperative, disruptive, divisive or abusive behavior in performance of the consulting duties in any manner reasonably likely to cause demonstrative harm to the Company’s business or reputation or resulting in damage to the Company.

(e) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, vacation pay, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

6. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return of Company Property. No later than seven (7) days following the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines and servers), and credit cards; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the Separation Date, you will provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. The Company will provide you with any documents or information needed for the performance of your Consulting Duties on an as needed basis. The Company will also provide you with copies of those documents that are mutually agreed by you and the Company to be necessary for (i) your defense of any currently existing litigation in which you are named as a party and (ii) your defense of future claims, if any, brought against you in connection with your former position as a director and officer of the Company, in each case of (i) and (ii) subject to customary privilege and privacy assertions and discovery objections. You agree and represent that you will not use the foregoing documents or information for any other purpose.

8. Proprietary Information Obligations. You acknowledge your continuing obligations under your Confidentiality, Non-Solicitation and Ownership Agreement and your Employee Proprietary Information and Inventions Agreement (California) between you and the Company.

9. Nondisparagement. You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company agrees not to disparage you in any manner likely to be harmful to you, your business or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to Company officers and directors.

10. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor will you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with these activities, but only if those expenses were pre-approved by the Company in writing.

11. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. The Company’s Release of Claims. The Company hereby releases you from any and all claims, liabilities, or obligations of every kind and nature, whether they are known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this Agreement; provided, however, that this release by the Company will not extend to any claims arising at any time out of your obligations to protect the Company’s confidential, proprietary or trade secret information; any claims arising from your willful misconduct which results in material injury to the Company; or any criminal acts of yours. The Company represents that as of the date this Agreement is signed, it is unaware of any such claims against you.

13. Your Release of Claims.

(a) General Release. In exchange for the severance benefits and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company, and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

(c) Exceptions to Release. You are not releasing any claim that cannot be waived under applicable state or federal law or any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses, if applicable) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. The foregoing notwithstanding, nothing in this Agreement will prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you will not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement will prevent you from challenging the validity of the release in a legal or administrative proceeding. Nothing in this Agreement will affect your rights, if any, under any agreement you may have with Astoria Capital Management. You are also not releasing the Company from any obligations undertaken in this Agreement.

14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration provided for in this Agreement exceeds the amount to which you otherwise were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release of ADEA claims does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); and (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period. Nevertheless, the termination of your employment and your resignation as a member of the Company’s Board of Directors, is effective immediately, and not revocable.

15. Section 1542 Waiver. THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases herein, which include claims which may be unknown to the parties at present, the parties acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their release of any unknown or unsuspected claims herein.

16. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. Dispute Resolution. Any dispute arising under this Agreement will be resolved in accordance with the procedures provided in section 9 of the Amended Severance Agreement.

18. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement will be in writing and will not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within twenty-one (21) days.

We wish you the best in your future endeavors.

Sincerely,

TIGERLOGIC CORP.

By:	/s/ Richard W. Koe
Richard W. Koe
Interim Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Carlton H. Baab
Carlton H. Baab

February 26, 2009
Date